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                                                                  Exhibit 12


          AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                               (Unaudited)



                                                        Nine Months Ended
                                                          September 30,
                                                        2003          2002
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $433,539      $374,999
  Interest expense                                     406,452       407,580
  Implicit interest in rents                            13,804        13,212

Total earnings                                        $853,795      $795,791


Fixed charges:
  Interest expense                                    $406,452      $407,580
  Implicit interest in rents                            13,804        13,212

Total fixed charges                                   $420,256      $420,792


Ratio of earnings to fixed charges                        2.03          1.89